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                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                                ---------------

                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934







Date of report (Date of earliest event reported): November 13, 1997


                             IAT MULTIMEDIA, INC.
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              (Exact name of registrant as specified in charter)


          Delaware                        0-22486                          13-3920210
(State or Other Jurisdiction       (Commission File No.)       (IRS Employer Identification No.)
      of Incorporation)

Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300 Vogelsang-Turgi, Switzerland
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(Address of principal executive offices)                                (Zip Code)


Registrant's telephone number, including area code: (011)(41)(56) 223-5022



                                      N/A
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(Former name or former address, if changed since last report)
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On November 13, 1997, IAT Multimedia, Inc. ("Multimedia") and Dr. Alfred Simmet, the only limited partner of FSE Computer-Handel GmbH & Co. KG ("FSE") and the only shareholder of FSE Computer-Handel Verwaltungs GmbH ("FSE GmbH"), which is the only general partner of FSE, entered into a Purchase Agreement (the "Purchase Agreement"), pursuant to which Multimedia purchased
80% of Dr. Simmet's shares in FSE and 100% of his limited partnership interests in FSE GmbH for an aggregate purchase price of DM 6.4 million (U.S. $3,711,360), payable in cash and in shares of common stock of Multimedia, $.01 par value (the "Common Stock"). The Purchase Agreement provides for the payment of the purchase price in two installments. The first installment, in the amount of DM 3.2 million (U.S. $1,855,680) in cash and 144,145 shares of Common Stock, was paid on November 18, 1997. The remaining 2,804 shares of Common Stock is payable on or before November 27, 1997. The Purchase Agreement further provides that the shares of Common Stock issued to Dr. Simmet shall not be sold or transferred by him prior to November 13, 1998. The second installment of DM 1.6 million (U.S. $927,840) is payable in cash to Dr. Simmet on March 13, 1998. As collateral for the payment of the second installment of the purchase price, Multimedia has issued a bank guaranty to Dr. Simmet. This guaranty has been secured by Multimedia through the establishment of a letter of credit facility with Citibank, N.A.

         The Purchase Agreement also grants Multimedia the right to acquire an additional 10% of the shares of FSE for a purchase price of DM 1 million (U.S. $579,900). Multimedia has the right to exercise this option at any time upon presentment of a written statement of its intent to do so, subject to a right of first refusal of Dr. Simmet's son. Additionally, Dr. Simmet has the right, under certain conditions, to sell such shares in FSE to Multimedia, provided that FSE's earnings before interest, corporate income taxes and depreciation ("EBITA"), as calculated for the year prior to the year in which such shares are sold, exceeds DM 3.25 million (U.S. $1,884,675), at a purchase price equal to the product of 10% of FSE's EBITA, multiplied by a factor of 3.5. Until the time that either of these respective options are exercised, however, both Multimedia and Dr. Simmet have agreed to grant certain of FSE's managers the ability to purchase shares in FSE (the "Management Option"). Pursuant to the Management Option, certain managers, to be chosen by Dr. Simmet and the Company, may purchase up to 10% of the shares of FSE for an aggregate purchase price of DM 800,000 (U.S $463,920), during the six month period following the determination by Dr. Simmet and the Company of the conditions to be met by such managers. In the event that management does not exercise such options or exercises only a portion thereof, Multimedia has the option to purchase such remaining shares of FSE at the same purchase price originally offered to the managers. In the event that neither Multimedia nor the managers of FSE exercise these options, Dr. Simmet has the right, within two weeks upon termination of his employment agreement with FSE, to sell such remaining shares (par value of DM 100 (U.S. $58)) to Multimedia for a purchase price equal to the product of .04% of FSE's EBITA, as calculated for the year in which such shares are sold, multiplied by a factor of 3.5 and multiplied by the number of shares sold.

         FSE provides components and peripherals for personal computers ("PCs") and high-performance PCs assembled according to customer specifications and sold in Germany under the trade name "Trinology." The purchase price paid for the FSE acquisition was determined through arms-length negotiations and the portion of the purchase price which was paid on November 18, 1997 was provided from Multimedia's working capital and proceeds from its initial public offering which was consummated in April, 1997.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) At this time, it is impractical for the Company to file the required financial statements for FSE. The Company will file the required financial statements for FSE with an amendment to this Form 8-K as soon as practicable, but no later than 60 days from the date this Form 8-K was required to be filed.

(b) At this time, it is impractical for the Company to file the required pro forma financial information concerning the acquisition of FSE. The Company will file the required pro forma financial information concerning the acquisition of FSE, as described in this Form 8-K, with an amendment to this Form 8-K as soon as practicable, but no later than 60 days from the date this Form 8-K was required to be filed.

(c)      Exhibits

10.1 Purchase Agreement, dated November 13, 1997, by and between IAT Multimedia, Inc. and Dr. Alfred Simmet.

10.2 Irrevocable Letter of Credit and Indemnity, dated November 7, 1997, by and between IAT Multimedia, Inc. and Citibank, N.A.
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                                  SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                                      IAT MULTIMEDIA, INC.



                             By: /s/ Klaus Grissemann
                                 ----------------------------------------------
                                  Name:    Klaus Grissemann
                                  Title:   Chief Financial Officer and Director


Date:    November 26, 1997